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                                                              EXHIBIT 23.2

                      INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Amendment No. 3 to Registration Statement No. 333-06609 on Form S-1 of Sprint Spectrum L.P. and subsidiary of our report dated March 29, 1996 (July 8, 1996 as to Note 4) relating to the financial statements of Sprint Spectrum L.P. and subsidiary and our report dated March 29, 1996 (July 8, 1996 as to Note 6) relating to the financial statements of Sprint Spectrum Holding Company, L.P. and subsidiaries (which reports include an explanatory paragraph referring to the development stage of Sprint Spectrum L.P. and subsidiary and Sprint Spectrum Holding Company, L.P. and subsidiaries) appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the headings "Experts" in such Prospectus.

/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP

Kansas City, Missouri

July 29, 1996